Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 12, 2003 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2003 OPERATING RESULTS

CLEVELAND, OH, December 12 Hickok Incorporated (Nasdaq: HICKA), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the fourth quarter and the fiscal year ended September 30, 2003.

For the quarter ended September 30, 2003, the Company recorded a net loss of $100,695 or 8 cents per share, compared with net income of $52,384 or 5 cents per share, in the same period a year ago. Sales in the fourth quarter were $2,788,586 down 8% from $3,040,677 a year ago.

The Company reported a net loss of $1,773,198 or $1.45 per share, of which $1,038,542 or $.85 per share was the cumulative effect of a change in accounting principle related to goodwill that was reported in the first quarter. These results compare with net income of $244,406 or 20 cents per share, in the same prior year period. Sales were $11,037,946, down 11% compared to $12,391,642 a year ago.

Robert L. Bauman, President and CEO, said that the negative operating results were due to lower sales to automotive OEM and aircraft industry customers along with the Company's decision not to reduce staff because of preparatory needs for addressing a significant future opportunity. He also stated that there is reason to be optimistic that other segments of the Company's business that did experience growth during this past year will accelerate their growth during the upcoming fiscal year. He further stated he was optimistic that improved economic conditions and the opportunity the Company has been preparing for becoming a reality will lead to improved sales and operating results in the coming year.

Backlog at September 30, 2003 was $1,522,000 a decrease of 4% from the backlog of $1,580,000 a year earlier. The slight decrease was due primarily to lower orders ($138,000) for indicators and gauges that depend heavily on the business aircraft market for orders and ($291,000) for fastening control products. The decrease was offset in part by an increase in automotive diagnostic products, specifically, emission products of $362,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2004.

The Company's financial position remains strong, with current assets of $7,533,629 that are 8.2 times current liabilities, and no long-term debt, and working capital of  $6,611,140. These compare to September 30, 2002 current assets of $8,792,622 that were 8.2 times current liabilities, no long-term debt, and working capital of $7,720,012. At September 30, 2003 shareholder's equity was $9,457,574 or $7.75 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2004, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2003	2002	2003	2002
Net sales	$2,788,586	$3,040,677	$11,037,946	$12,391,642
Income (loss) before Income tax	(245,095)	(29,416)	(1,205,656)	261,606
Income (recovery of) taxes	(144,400)	(81,800)	(471,000)	17,200
Net income (loss) before cumulative effect of change in accounting principle, net of tax	(100,695)	52,384	(734,656)	244,406
Cumulative effect of change in accounting for Goodwill, net of tax of $536,000	-	-	1,038,542	-
Net income (loss)	(100,695)	52,384	(1,773,198)	244,406

Basic income (loss) per share before cumulative effect of accounting change	(.08)	.05	(.60)	.20
Basic income (loss) per share	(.08)	.05	(1.45)	.20
Diluted income (loss) per share before cumulative effect of accounting change	(.08)	.05	(.60)	.20
Diluted income (loss) per share	(.08)	.05	(1.45)	.20

Weighted average shares outstanding	1,219,750	1,219,750	1,219,750	1,219,750